Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

AeroCare Holdings, Inc.

Orlando, Florida

We hereby consent to the inclusion in the Joint Proxy Statement/Prospectus constituting a part of this Registration Statement on Form S-4 of MergeWorthRX Corp. of our report dated October 23, 2014, except for Note 3 and Note 13 which are dated November 28, 2014, relating to the consolidated balance sheets of AeroCare Holdings, Inc. as of December 31, 2013 and December 31, 2012, and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for the years then ended.

We also consent to the reference to us under the caption “Experts” in the Joint Proxy Statement/Prospectus.

/s/BDO USA, LLP

Miami, Florida

December 1, 2014